Exhibit 99.1

FOR RELEASE April 20, 2004 at 7:30 AM EST

CONTACT:	PHIL SMITH
Chairman of the Board
TASER International, Inc.
(480) 905-2005

TASER International, Inc. Reports Record Quarter for New Orders, Sales,
Earnings and Cash Balances

Company achieves $13.1 million in revenue
and earnings of $0.27 per Basic Share before the April 2004 Stock Split

SCOTTSDALE, AZ, April 20, 2004 — TASER International, Inc. (Nasdaq: TASR) today reported that revenues for the first quarter of 2004 were a record $13.1 million with earnings of $3.6 million and pre-split* earnings per basic shares of $0.27 ($0.24 diluted). Basic and diluted earnings per share as revised for the April 29, 2004 split were $0.14 and $0.12 shares respectively. Revenues increased 286% over the first quarter of 2003, and 22% over the previous record achieved in the fourth quarter of 2003. New orders received in the quarter were a record $13.1 million. As of March 31, 2004, the Company’s cash balances were approximately $25 million, an increase of $8.8 million from December 31, 2003 and a nearly $22.0 million increase from March 31, 2003. Net income grew 26.7% over the fourth quarter of 2003 and 1,461% over the first quarter of 2003. *This reference is to the upcoming 2 for 1 split to transact on April 29, 2004.

“We are pleased to report that our financial progress continues to track our projections for 2004. In the first quarter, we experienced continued growth in new business, increased sales to existing customers, made improvements in our operating efficiencies, and growth in our cash reserves. We also generated $3.6 million in net income despite our increased expenditures in developing our infrastructure to support the anticipated sales for the year, and absorbing manufacturing costs associated with upgrading the software utilized in our TASER X26 product and implementing several design improvements in our holsters and weapon platforms,” stated Rick Smith, CEO of TASER International, Inc.

“We are also encouraged with our continued market penetration. During the first quarter, we added 92 new departments to the growing list of agencies deploying TASER conducted energy weapons. This number was lower than in the previous quarters, as a result of our sales organization’s focus on moving existing departments toward the test and evaluation of the new TASER X26. At March 31, 2004, only seven months after our first shipments of the TASER X26, we had 1,538 law enforcement agencies testing or deploying the weapon system. This increase in orders of the X26 from our existing customer base, and new departments testing the weapon lead to our revenue improvement for the period. In total, TASER X26 sales represented $8.8 million of the $13.1 million recorded,” continued Smith.

“The first quarter also marked two strategic events for the Company. The first was the announcement of our new Extended Range Electronic Projectile (XREP), a technology in development that will enable us to enter the market for extended ranges beyond 30 feet with a new wireless projectile system. The second was the announcement of a three-for-one stock split that was issued on February 11, 2004,” commented Rick Smith. Smith continued by stating that, “due to the rising stock price, and the market demand for available shares, the Company will be completing a two-for-one stock split effective on April 29, 2004, for all of shareholders of record on April 15, 2004.”

About TASER International, Inc.

TASER International, Inc. (NASDAQ: TASR) provides advanced less-lethal weapons for use in the law enforcement, private security and personal defense markets. Our flagship ADVANCED TASER® product has reduced officer injuries by over 80% in the Orange County (FL) Sheriff’s Office, and reduced suspect injuries by over 72% in the Phoenix (AZ) Police Department. The ADVANCED TASER is saving lives, reducing liability and creating safer jobs in nearly 4,400 law enforcement agencies worldwide. Call 1-800-978-2737 or visit our website at www.TASER.com to learn more about the new standard in less-lethal weapons.

Note to Investors

This press release contains forward-looking information within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and is subject to the safe harbor created by those sections. The forward-looking information is based upon current information and expectations regarding TASER International. These estimates and statements speak only as of the date on which they are made, are not guarantees of future performance, and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results could materially differ from what is expressed, implied, or forecasted in such forward-looking statements.

TASER International assumes no obligation to update the information contained in this press release. TASER International’s future results may be impacted by risks associated with rapid technological change, new product introductions, new technological developments and implementations, execution issues associated with new technology, ramping manufacturing production to meet demand, litigation resulting from alleged product related injuries, media publicity concerning allegations of deaths occurring after use of the TASER device and the negative impact this could have on sales, product quality, implementation of manufacturing automation, potential fluctuations in quarterly operating results, competition, financial and budgetary constraints of prospects and customers, international order delays, dependence upon sole and limited source suppliers, fluctuations in component pricing, government regulations, dependence upon key employees, and its ability to retain employees. TASER International’s future results may also be impacted by other risk factors listed from time to time in its SEC filings, including, but not limited to, the Company’s Form 10-QSBs and its Annual Report on Form 10-KSB.

TASER International Inc.
Statements of Income
(Unaudited)

	Three Months Ended March 31,
	2004	2003
Net sales	$13,136,553	$3,401,632
Cost of products sold:
Direct manufacturing expense	3,171,226	1,042,573
Indirect manufacturing expense	1,359,979	539,338
Grant expenditures	1,296	11,061

Total cost of products sold	4,532,501	1,592,972

Gross margin	8,604,052	1,808,660
Sales, general and administrative	2,569,288	1,329,407
Research and development	267,095	75,446

Income from operations	5,767,669	403,807
Interest income	40,005	8,358
Interest expense	932	3,154
Other income (expense)	297	(1,937)

Income before income taxes	5,807,039	407,074
Income tax	2,256,000	178,056

Net Income	$3,551,039	$229,018

Income per share prior to the April stock split:
Basic	$0.27	$0.03
Diluted	$0.24	$0.03

Weighted average number of common and common equivalent shares outstanding:
Basic	13,183,236	8,452,623
Diluted	15,025,079	8,829,708

Income per share as adjusted for the April stock split:
Basic	$0.14	$0.01
Diluted	$0.12	$0.01

Weighted average number of common and common equivalent shares outstanding:
Basic	26,366,472	16,905,246
Diluted	30,050,158	17,659,416

TASER International Inc.
Balance Sheets

	(Unaudited)
	March 31, 2004	December 31, 2003
Current assets:
Cash and cash equivalents	$24,703,631	$15,878,326
Accounts receivable, net	7,567,390	5,404,333
Inventory, net	3,900,392	3,125,974
Prepaids and other assets	474,800	536,815
Income tax receivable	481,422	292,321
Deferred income tax asset	807,742	1,137,196

Total current assets	37,935,377	26,374,965
Property and equipment, net	4,337,846	3,946,881
Intangible assets, net	1,113,063	1,122,844

Total assets	$43,386,286	$31,444,690

Liabilities and stockholders’ equity:
Notes payable	—	250,000
Current portion of capital lease obligations	11,436	15,223
Accounts payable and accrued liabilities	3,937,736	3,522,439
Customer deposits	109.496	185,802

Total current liabilities	4,058,668	3,973,464
Capital lease obligations, net of current portion	1,140	3,655
Deferred income tax liability	43,652	40,121

Total liabilities	4,103,460	4,017,240
Stockholders’ equity:
Common stock	143	126
Additional paid in capital	30,554,035	22,249,702
Retained earnings	8,728,648	5,177,622

Total stockholders’ equity	39,282,826	27,427,450

Total liabilities and stockholders’ equity	$43,386,286	$31,444,690

TASER International, Inc.
Selected Cash Flows Information

	(Unaudited)
	March 31, 2004	March 31, 2003
Net Income	$3,551,026	$229,018
Depreciation & Amortization	121,700	81,706
Net cash provided by (used in) operating activities	3,718,416	(183,021)
Net cash used in investing activities	(502,884)	(158,349)
Net cash provided by (used in) financing activities	5,609,773	(392,805)
Ending Cash Balance	$24,703,631	$2,842,762

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TASER International, Inc.
Key Operating Ratios

Description	March 31, 2003	June 30, 2003	September	30, 2003	December 31, 2003	March 31, 2004
Working Capital	$5.5 Million	$4.8 Million	$9.4 Million	$22.4 Million	$33.9 Million
Current Ratio	4.97	3.03	3.96	6.64	9.35
Profit Margin	6.7%	8.29%	17.7%	26.1%	27.0%
Sales	$3.4 Million	$4.2 Million	$6.1 Million	$10.8 Million	$13.1 Million
Quarterly Sales per Employee	$44,200	$52,300	$55,900	$71,394	$66,013
Number of Employees	77	80	109	151	199

For further information contact Phil Smith, Chairman at Phil@TASER.com or call 800-978-2737 ext. 2005. Visit the company’s web-site at www.TASER.com for facts and video.